Exhibit 5.1

THE CRONE LAW GROUP P.C.

July 11, 2024

TenX Keane Acquisition

420 Lexington Ave., Suite 2446

New York, NY 10170

Re: Registration Statement on Form S-4 (File No. 333-275506)

Ladies and Gentlemen:

We have acted as counsel to TenX Keane Acquisition, a Cayman Islands exempted company (the “Company”) in connection with the Registration Statement on Form S-4 (File No. 333-275506) initially filed by the Company with the Securities and Exchange Commission (the “Commission”) on November 13, 2023 under the Securities Act of 1933, as amended (the “Act”). Such Registration Statement as amended, or supplemented, is hereinafter referred to as the “Registration Statement”. The Company has entered into an Agreement and Plan of Merger and Reorganization, dated as of October 23, 2023, as amended (the “Merger Agreement”), by and among the Company, TenX Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”), Citius Pharmaceuticals, Inc., a Nevada corporation (“Citius Pharmaceuticals”), and Citius Oncology, Inc., a Delaware corporation and wholly owned subsidiary of Citius Pharmaceuticals (“SpinCo”). Pursuant to the Merger Agreement, Merger Sub will merge with and into SpinCo, with SpinCo continuing as the surviving entity and as a wholly-owned subsidiary of the Company (the “Merger”). Prior to the effective time of the Merger (the “Effective Time”), the Company will change its jurisdiction of incorporation to Delaware by discontinuing as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the “Domestication”).

To implement the Domestication, the Company will effect a deregistration under Article 206 of the Cayman Islands Companies Law and a domestication under Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”) by filing a certificate of corporate domestication together with a certificate of incorporation with the Secretary of State of the State of Delaware. The Domestication is subject to the approval of the shareholders of the Company. We refer herein to the Company following effectiveness of the Domestication as “New Citius Oncology.”

On the effective date of the Domestication, among other things, (i) all of the currently issued and outstanding ordinary shares, par value $0.0001 per share, of the Company (the “Ordinary Shares”) will convert automatically by operation of law, on a one-for-one basis, into shares of Common Stock, par value $0.0001 per share, of New Citius Oncology (the “Common Stock”), (ii) each outstanding unit of the Company consisting of one Ordinary Share and one right to receive two-tenths of one Ordinary Share will automatically become by operation of law one New Citius Oncology unit consisting of one share of Common Stock and one right to receive two-tenths of one share of Common Stock (the “New Citius Oncology Units”), and (iii) each of the Company’s currently issued and outstanding rights to receive two-tenths of one Ordinary Share will automatically become by operation of law one right to receive two-tenths of one share of Common Stock (the “New Citius Oncology Rights”).

This opinion is being rendered in connection with the registration under the above-referenced Registration Statement of up to (i) 71,856,188 shares of Common Stock (the “Shares”) (consisting of (a) 4,306,188 shares issuable upon conversion of 4,306,188 issued and outstanding Ordinary Shares into Common Stock (the “Conversion Shares”), (b) up to 67,500,000 shares of Common Stock issuable as consideration to the holders of the issued and outstanding shares of common stock of SpinCo pursuant to the Merger Agreement (the “Merger Agreement Common Shares”), (c) up to 50,000 shares of Common Stock issuable to Newbridge Securities Corporation as payment of its financial advisory fee;(ii) 5,889 New Citius Oncology Units (including 7,066 shares of Common Stock underlying the New Citius Oncology Units and the New Citius Oncology Rights included as part of the New Citius Oncology Units), and (iii) 6,594,111 New Citius Oncology Rights (including 1,318,822 shares of Common Stock underlying the New Citius Oncology Rights).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinions set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon representations of certain officers of the Company.

In addition to the foregoing, for the purpose of rendering our opinions as expressed herein, we have assumed that prior to effecting the Domestication and prior to the issuance of the Shares, the New Citius Oncology Units, and the New Citius Oncology Rights: (i) the Registration Statement, as finally amended, will have become effective under the Securities Act; (ii) the shareholders of the Company will have duly approved, among other things, the Merger Agreement, the Merger and the Domestication; and (iii) all other necessary action will have been taken under the applicable laws of the Cayman Islands to authorize and permit the Domestication, and any and all consents, approvals and authorizations from applicable Cayman Islands governmental and regulatory authorities required to authorize and permit the Domestication will have been obtained.

Based upon the foregoing, we are of the opinion that:

1. Upon the effectiveness of the Domestication, the Conversion Shares, when issued, will be validly issued, fully paid and non-assessable.

2. Upon the effectiveness of the Domestication, the New Citius Oncology Units (including the shares of Common Stock underlying the New Citius Oncology Units and the New Citius Oncology Rights included as part of the New Citius Oncology Units), when issued, will be validly issued, fully paid and non-assessable.

3. Upon the effectiveness of the Domestication, the New Citius Oncology Rights (including the shares of Common Stock underlying the New Citius Oncology Rights), when issued, will be validly issued, fully paid and non-assessable.

4. Upon the effectiveness of the Merger, the Merger Agreement Common Shares, when issued, will be validly issued, fully paid and non-assessable.

The opinions we express herein are limited to matters involving the internal laws of the State of New York and the applicable provisions of the DGCL. We express no opinion with respect to any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference made to us under the caption, “Legal Matters,” in the Registration Statement and in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Very truly yours,

/s/ The Crone Law Group, P.C.

The Crone Law Group, P.C.